                                                                      Exhibit 11


                          SONAT INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE



                                               Years Ended December 31,
                                            ----------------------------
                                              1995      1994      1993
                                            --------  --------  --------
                                                (In Thousands Except
                                                 Per-Share Amounts)
       Primary Earnings Per Share (1)

Earnings:

  Income before Extraordinary Item          $192,888  $141,407  $265,069
  Extraordinary Loss                               -         -    (3,829)
                                            --------  --------  --------

        Net Income                          $192,888  $141,407  $261,240
                                            ========  ========  ========

Common Stock and Common Stock Equivalents:

  Weighted Average Number of Shares
     of Common Stock Outstanding              86,270    87,119    86,703
  Common Stock Equivalents Applicable
     to Outstanding Stock Options                832       951       994
                                            --------  --------  --------

  Weighted Average Number of Shares
     of Common Stock and Common Stock
     Equivalents Outstanding                  87,102    88,070    87,697
                                            ========  ========  ========


Primary Earnings Per Share:

  Income before Extraordinary Item          $   2.21  $   1.61  $   3.02
  Extraordinary Loss                               -         -      (.04)
                                            --------  --------  --------

                                            $   2.21  $   1.61  $   2.98
                                            ========  ========  ========



(1) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%. For this reason, the primary earnings per share amounts shown above do not agree with earnings per share shown on the Consolidated Statements of Income in
     Part II.